Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-1 (No. 333-232273), Form S-3 (Nos. 333-196567, 333-218608, 333-219195, and 333-236543), and Form S-8 (Nos. 333-172563, 333-194881, and 333-220813) of Seneca Biopharma, Inc. (the “Company”) (formally known as Neuralstem, Inc.) of our report dated March 27, 2020, which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 27, 2020